UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 30, 2014

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33962	94-1622541
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

5100 Patrick Henry Drive

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 764-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                               Entry into a Material Definitive Agreement.

On May 30, 2014, Coherent, Inc. (“Coherent”) and Union Bank, N.A. (the “Bank”) entered into a First Modification Agreement to Amended and Restated Loan Agreement (the “Amendment”), which amends that certain Amended and Restated Loan Agreement, dated as of May 30, 2012 (the “Loan Agreement”), and that certain Amended and Restated Promissory Note (Base Rate) dated May 30, 2012 (the “Note”), each by and between Coherent and the Bank.  Under the terms of the Amendment, the principal amount of the unsecured revolving credit facility remains at $50 million with the maturity date extended for three years to May 31, 2017.

The Amendment also improves the financial covenants by amending the applicable quick ratio to 1.125:1.00 and the applicable ratio of funded debt to EBITDA to 2.50:1.00.  In addition, the Amendment amends certain negative covenants and the definition of an event of default and increases the commitment fees payable by Coherent to the Bank in connection with the revolving credit facility.

Additional details of the revolving credit facility were previously disclosed in Coherent’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2012, and copies of the Loan Agreement and the Note were filed therewith as Exhibits 10.1 and 10.2, respectively.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

The Bank and its affiliates have engaged in, and may in the future engage in, banking and other commercial dealings in the ordinary course of business with Coherent or its affiliates. It has received, or may in the future receive, customary fees and commissions for these transactions.

ITEM 2.03.                               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

ITEM 9.01.          Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

10.1	First Modification Agreement to Amended and Restated Loan Agreement, dated as of May 30, 2014, by and between Coherent, Inc. and Union Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.
Date: June 3, 2014
By: /s/ Bret M. DiMarco
Bret M. DiMarco
Executive Vice President and
General Counsel